EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Plan Administrator
Macatawa Bank 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-76100) on Form S-8 of Macatawa Bank Corporation, of our report dated June 28, 2008, with respect to the statements of net assets available for benefits of Macatawa Bank 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2007 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2007 annual report on Form 11-K of Macatawa Bank 401(k) Plan.

     /s/Rehmann Robson
     REHMANN ROBSON, P.C.

Saginaw, Michigan
June 25, 2008